                                                        Exhibit No. EX-99.h.2.a.

                 Amendment to Transfer Agent Servicing Agreement

     THIS AMENDMENT  dated as of January 1, 2002 to the Transfer Agent Servicing
Agreement  dated as of December 18, 1998,  by and between The Barrett  Funds,  a
Delaware  business  trust,  and Firstar Mutual Fund  Services,  LLC, a Wisconsin limited liability company, shall be as follows:

     Effective  January 1, 2002, the name Firstar Mutual Fund Services,  LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly,  all references to
Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S.
Bancorp Fund Services,  LLC.  Similarly,  any  references to Firstar Bank,  N.A.
should be replaced with U.S. Bank, N.A.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by a duly authorized  officer on one or more counterparts as of the day and year first written above.

THE BARRETT FUNDS                               U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert E. Harvey                           By: /s/ Joseph Neuberger
Robert E. Harvey                                   Joseph Neuberger

Attest: /s/ Paula J. Elliott                       Attest: /s/ Dana Armour
Paula J. Elliott                                   Dana Armour